CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-59140 of Morgan Stanley Mid-Cap Value Fund (the "Fund"), on Form N-1A of our report dated October 15, 2004, appearing in the August 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
October 28, 2004